Spark Energy, Inc. Announces New $120 Million Credit Facility
HOUSTON, May 22, 2017 (GLOBE NEWSWIRE) -- Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation ("Spark" or the “Company”), announced today the closing of a new $120 million senior secured borrowing base credit facility (the “Facility” or the “Agreement”) to replace the existing senior secured credit facility.
The Facility, which includes a $30 million accordion, replaces the current $107.5 million credit facility, which was set to mature July 2017. This new larger facility will include Verde Energy as a co-borrower upon the closing of that transaction in the coming months.
Coöperatieve Rabobank U.A., New York Branch will act as Joint Lead Arranger, Sole Bookrunner, and Administrative Agent. BBVA Compass will act as Joint Lead Arranger and Syndication Agent. Other financial institutions who have joined the facility include Woodforest National Bank, Credit Agricole Corporate & Investment Bank, and Brown Brothers Harriman & Co.
“This new larger facility has additional features and flexibility that will better support our continued growth initiatives, and provides increased financial flexibility to capitalize on opportunities to enhance shareholder value,” said Nathan Kroeker, Spark’s President and Chief Executive Officer. “We want to thank our lenders for their commitment to Spark’s continued growth.”
“We appreciate Rabobank and BBVA Compass’s leadership in helping us to close this new credit facility,” said Robert Lane, Spark’s Vice President and Chief Financial Officer. “As Spark has continued to grow our footprint and demonstrate strong financial performance, we are pleased that our banks worked with us to create a facility that reflects our strong financial position.”

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 91 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Robert Lane, 832-200-3727
Media:
Eric Melchor, 281-833-4151